                                                                   EXHIBIT 10(M)

                 [Letterhead of First Chicago NBD Corporation]



Timothy P. Moen
Executive Vice President
Human Resources



                               November 13, 1997


PERSONAL & CONFIDENTIAL
-----------------------

Mr. Scott P. Marks, Jr.
Vice Chairman
First Chicago NBD Corporation



Dear Scott:

This letter agreement will confirm the terms of your separation from First Chicago NBD Corporation ("FCNBD") and all of its subsidiaries and affiliates, including The First National Bank of Chicago ("FNBC") (collectively, "FCN").

Resignation

You have voluntarily elected to resign as Vice Chairman of FCNBD and from all offices and directorships you hold with FCNBD and all of its subsidiaries and affiliates, effective at the close of business December 31, 1997 (your "Resignation Date"), and your resignation, effective on that date, is hereby accepted. By the close of business on November 13, 1997, you will submit a letter, substantially in the form attached as Exhibit A, evidencing such resignation. Until your Resignation Date, you will continue to use your best efforts to perform the duties of your current position and to assist in the transition related to your departure.

FCNBD's Obligations

Though you will not perform any services for FCN after your Resignation Date, subject to the terms of this letter, you will remain on the FNBC payroll at your current base salary rate and be treated as an active employee for salary continuation and most employee benefit purposes (including eligibility for medical, pension and 401(k) plans, life insurance coverage and the employee stock purchase and executive stock incentive plans) for the period through March 31, 1998. From April 1, 1998 through June 30, 1998, you will remain on the FNBC payroll in an unpaid leave status, and will have all of the rights and benefits attendant to that status, including

Mr. Scott P. Marks, Jr.
November 13, 1997
Page 2


continued eligibility under the medical plan. You will not be eligible for short or long-term disability benefits and you will not earn any additional vacation days after your Resignation Date, though you will be paid for any accrued, unused vacation days outstanding as of your Resignation Date. Effective July 1, 1998, you will be removed from the FNBC payroll, and your employment with FCNBD and all of its affiliates and subsidiaries will terminate for all purposes.

You will be eligible for a 1997 incentive bonus, payable in the first quarter of 1998, determined on a "full and fair" basis, comparable to other FCNBD Vice Chairmen. You will not receive any additional stock awards under the FCNBD Stock Performance Plan after your Resignation Date, though you will continue to be treated as an active employee under that plan for as long as you are on the FNBC payroll, in paid or unpaid status.

FCNBD will provide you with office space (including telephone), secretarial support and executive parking privileges for the period from your Resignation Date through March 31, 1998. Thereafter, office space, secretarial support and parking will be available to you at the discretion of FCNBD's Chairman.

Notwithstanding anything in this letter to the contrary, in the event of your death while you are on the FNBC payroll (in paid or unpaid status), your estate will be paid any remaining salary continuation for the period through March 31, 1998 in a single sum, and your employment will be terminated for all purposes as of the date of death. Your outstanding stock options, restricted shares and performance shares as of that date will become vested and payable in accordance with the plan under which they were granted as if you died while actively employed.

To the maximum extent provided under FCNBD's by-laws or Certificate of Incorporation as in effect from time to time, you will be indemnified, defended and held harmless against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by you in the defense of any lawsuit to which you are made a party by reason of the fact that you were an officer, director or employee of FCNBD or any of its subsidiaries or affiliates.

FCNBD's obligations hereunder will be null and void if it is discovered that you have engaged in any intentional wrongful act related to your employment with FCNBD or any of its affiliates or subsidiaries.

Your Obligations

As a condition precedent to FCNBD's obligations hereunder, you will provide FCN with the General Release below.

On or before June 30, 1998, you will return to FCNBD all property of FCNBD or any of its subsidiaries or affiliates which is in your possession including, without limitation, reports, files,

Mr. Scott P. Marks, Jr.
November 13, 1997
Page 3


memoranda, correspondence, door and file keys, identification cards, credit cards, computer access codes, customer and client lists, and other property or materials which you prepared or helped to prepare or to which you had access, and you will not retain any reproductions thereof. You agree to cooperate with FCNBD and any of its counsel in connection with any investigation or litigation relating to any matter in which you were involved during your employment with FCN.

You agree to hold in a fiduciary capacity for the benefit of FCNBD all secret or confidential information, knowledge or data relating to FCN and its respective businesses, which you have obtained during your employment with FCN and which has not been publicly disclosed (other than by your acts or the acts of your representatives). You shall not, without the prior written consent of FCNBD or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than to FCNBD and those designated by it. You also agree not make any negative, critical or disparaging remarks to the press or any other third party concerning FCNBD or any of its subsidiaries or affiliates or any of their officers or employees. You further agree not to disclose the terms of this letter agreement to anyone other than members of your immediate family, your attorney in this matter or your accountant or your financial advisor or as otherwise required by law, until the terms have been publicly disclosed. FCNBD agrees not to disclose the terms of this agreement to anyone other than those with a need to know within FCNBD until the terms have been publicly disclosed. A violation of the provisions of this paragraph shall constitute a basis for deferring or withholding any amounts otherwise payable to you under this letter agreement.

Miscellaneous

From and after the date it is executed, this letter agreement shall supersede any employment, severance or change of control agreement between you and FCNBD or any of its subsidiaries or affiliates.

We hereby advise you that you have the right to consult with an attorney before signing this agreement. FCNBD understands and you hereby represent that you have carefully read and fully understand all of the provisions of this agreement and you are voluntarily entering into this agreement. You have a period of 21 days to consider this agreement. If you elect to enter into this agreement prior to the expiration of 21 days, you hereby acknowledge that you do so knowingly and willingly. You may revoke this letter agreement at any time within seven days following the date you sign below, and its terms shall not be effective or enforceable until the revocation period has expired.

Mr. Scott P. Marks, Jr.
November 13, 1997
Page 4


If you are in agreement with the foregoing terms, please sign the attached copy of this letter and return it to me. If you have any questions, please feel free to call me.

                                                            Sincerely,

                                                            /s/ Timothy P. Moen



     Enclosure

******************************************************************************
                                GENERAL RELEASE

I agree with the foregoing terms of my separation from FCN and acknowledge that the consideration furnished above is in excess of the benefits to which I would otherwise have been entitled, given my voluntary resignation. In consideration of FCNBD's agreement as set forth above, I hereby release, acquit and forever discharge First Chicago NBD Corporation, FNBC and all of their affiliated, predecessor and successor entities and their respective officers, employees, directors and assigns from any and all claims, actions or causes of action in any way related to my employment with FCN or the termination thereof, whether arising from tort, statute or contract, including but not limited to claims arising under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Illinois Human Rights Act, The Americans with Disabilities Act of 1990, the City of Chicago Human Rights Ordinance, and the Cook County Human Rights Ordinance, it being my intention and the intention of FCNBD to make this release as broad and as general as the law permits. I fully understand and voluntarily agree to this release.



/s/ Scott P. Marks, Jr.      November 14, 1997
-----------------------      -----------------
Scott P. Marks, Jr.          Date

                                                                       EXHIBIT A



Board of Directors
First Chicago NBD Corporation


To All Directors:

I hereby resign, effective December 31, 1997, from all offices, directorships and positions on committees I hold with First Chicago NBD Corporation and all of its affiliated and subsidiary banks and corporations.



                                                            Very truly yours,



                                                            Scott P. Marks, Jr.



Dated: November 13, 1997